News Release Patrick Industries, Inc. Announces Increase to Regular Quarterly Cash Dividend and Increased Share Repurchase Authorization ELKHART, IN, November 15, 2024 — Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) today announced that on November 14, 2024, its Board of Directors (the "Board") approved an increase in the amount of its quarterly cash dividend on its common stock to $0.60 per share from $0.55 per share. The dividend is payable on December 9, 2024 to shareholders of record at the close of business on November 25, 2024. Additionally, the Board authorized an increase in the amount of the Company's common stock that may be acquired over the next 24 months under the current stock repurchase program to $200.0 million, including the $72.9 million remaining under the previous authorization. "The increase in our quarterly cash dividend and upsize in our share repurchase authorization indicate our commitment to a balanced capital allocation strategy, our confidence in the long-term earnings power of our business, and our ability to generate free cash flow,” said Andy Nemeth, Chief Executive Officer of Patrick. “We believe our ability to grow shareholder value over time will be a reflection of our team’s ability to capitalize on organic and strategic opportunities as we maintain our dedication to serving our valued customers at the highest level. We remain committed to maintaining a strong balance sheet as we focus on driving profitable growth across our Outdoor Enthusiast and Housing markets." About Patrick Industries, Inc. Patrick (NASDAQ: PATK) is a leading component solutions provider serving the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next- level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com. Forward-Looking Statements This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. In addition, future dividends are subject to Board approval. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. Contact:

2 Steve O'Hara Vice President of Investor Relations oharas@patrickind.com 574.294.7511